SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Geltology Inc.
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

5130
(Primary Standard Industrial Classification Code Number)

35-2379917
(I.R.S. Employer Identification Number)

c/o Ryan Goldstein
54 West 16th Street Suite 10b
New York, New York 10011
Phone number: 1-888-841-2841
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Geltology Inc.
c/o Ryan Goldstein
54 West 16th Street Suite 10b
New York, New York 10011
Phone number: 1-888-841-2841
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies of communications to:
Carl M. Sherer, Esq.
Rimon Law Group, P.C.
1375 Broadway, Floor 3,
New York, New York 10018
Telefax - 800-930-7271, 212-363-0270

Approximate date of commencement of proposed sale to public: As soon as practicable after effectiveness of the registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐. No ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	5,000,000	$0.02	$100,000	$11.61

TOTAL	5,000,000	$0.02	$100,000	$11.61

(1)	Estimated solely for purposes of calculating the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 31, 2011

PROSPECTUS

GELTOLOGY INC.

5,000,000 SHARES OF COMMON STOCK

PRICE PER SHARE:   $0.02
TOTAL OFFERING: $100,000

The name of our company is Geltology Inc. and we were incorporated in the State of Delaware on March 24, 2010  This is our initial public offering.  Our securities are not listed on any national securities exchange or the Nasdaq Stock Market.  We are offering a total of 5,000,000 shares of our common stock, par value $.0001 per share, in a direct public offering, on a best efforts basis by our officers and directors without any involvement of underwriters or broker-dealers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (FINRA) for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.  There is no assurance that a market maker will file an application for our stock to be eligible for quotation on the Over The Counter Bulletin Board, or that such an application, if filed, will be accepted. Even if an application by a market maker for our common stock to be eligible for quotation on the Over The Counter Bulletin Board is filed and accepted, a market for our common stock may not develop or be sustained.

The offering by us is a best efforts offering by our directors that will not utilize broker-dealers.  The shares being offered by us are being offered through our directors pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934.   We are offering the shares from time to time on a continuous basis, for up to 90 days from the date that this Registration Statement becomes effective, but we may terminate the offering at any time. We may not extend the offering. There is no minimum number of shares that we must sell.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 3.

	Offering Price Per Share		Offering Expenses(1)	Proceeds to Our Company (assuming that all shares offered are sold)
Per share		$0.02	$0.005	$0.015
Total	$		$25,000	$75,000

(1)
These are no underwriting discounts or commissions be paid in connection with this offering. Our directors will not receive any compensation for their role in offering or selling the shares in the offering.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THE SECURITIES BEING SOLD BY US UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE DATE OF THIS PROSPECTUS IS AUGUST 31, 2011.

- i -

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

Until [insert date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

- ii -

PROSPECTUS SUMMARY

As used in this prospectus, references to “Geltology Inc.”, the “Company,” ”we” “our” or “us” refer to Geltology Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Geltology Inc. was incorporated under the laws of the State of Delaware on March 24, 2010.

We are engaged in one line of business and hope to expand to a second line of business.

Our current business involves sourcing production and other services in the Far East, specifically China.  This business relies upon the expertise of our President, Yehuda Szender, in matching factories in China with western companies that are looking to manufacture goods in China.  This line of business includes:

•  Sourcing for existing products

•  Sourcing for new products and suppliers

•  Sourcing for high or low volume production

•  Product development – to assist with local design companies

•  Process and manufacturing development in China

•  Quality control

•  Facilitating and coordinating visits by Buyers’ representatives to China

•  Negotiating the best prices from reputed suppliers

•  Production updates to buyers

•  Arranging shipments and timely deliveries
Our second business is our plan to focus on promoting yoga accessories by selling our products via the “e-promotional” gift industry market in the United States, initially by the sale of yoga mats to corporations as part of their gift promotions to their employees, customers, and clients, and subsequently, if we are successful, by adding additional yoga accessories such as exercise clothing and later other health and exercise-related products to the same corporate client base. The products that we sell to each corporate client will carry a logo design which will be unique to that corporate client’s promotional gift items. We hope to sell accessories and clothes that are designed to offer performance and comfort while incorporating functionality and style.

With respect to our yoga products, we have developed a strategy that we believe will enhance our brand’s standing as a leader in sales of yoga products to the promotional gift industry in the United States. Our strategy includes the following elements:

•	Our focus is on a niche market, the yoga market.
•
We believe that the public will perceive our products as “health conscious” and therefore we believe that corporations who order our promotional products will benefit from the perception of being “healthy” businesses.

Our initial product roll out will consist of selling yoga mats as promotional items to corporations in the New York City area. The yoga mat is the most well known and most used yoga accessory.
If our New York roll out is successful, we plan to launch a web site, which will allow us to target other corporate customers throughout the United States.
Our products will include our clients’ corporate logos, so that when and if we have new products available, we will be able to return to the same client base, and offer them new products with their unique corporate logos, making it possible to periodically distribute new gifts to their client base even if their client base is unchanged from one period to the next.

We have generated revenue of $45,430 to date from a single transaction involving sourcing manufacturing. Our company’s expertise in manufacturing goods in China is not limited to the promotional gift or athletic apparel markets.

We currently have no employees. While Messrs. Szender and Goldstein are officers of the Company, they are independent contractors who work for us on a part-time basis, and are not employees of the Company.

Our offices are currently located at 54 West 16th Street Suite 10b, New York, New York 10011. Our telephone number is 1-888-841-2841. We have reserved a web address: http://www.geltology.com, but we do not currently have an operating web site.

The Offering

Securities offered:	5,000,000 shares of common stock, par value $.0001
Offering price:	$0.02 per share
Shares outstanding prior to offering:	4,750,000 shares of common stock
Shares outstanding after offering:	9,750,000 shares of common stock (assuming all shares offered by us are sold)
Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (FINRA) for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. Even if an application by a market maker for our common stock to be eligible for quotation on the Over The Counter Bulletin Board is filed and accepted, a market for our common stock may not develop or be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We intend to use the net proceeds of the shares offered by us for general corporate purposes and working capital. See “Use of Proceeds” for additional information.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We may never be able to effectuate our business plan or achieve profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on March 24, 2010, and have very little operating history. We are subject to all of the risks inherent in the establishment of a new business enterprise. We have had only $45,430 of revenue to date, and all of that revenue came from a single transaction. Our operations to date have been principally focused on organizational, start-up, and fund raising activities. We are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our lines of business. There can be no assurance that we will ever achieve any significant revenues or any profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We expect losses in the future because we have little revenue.  Our revenues come sporadically rather than in a smooth stream.

We expect losses over the next twelve months because we do not yet have sufficient revenues to offset the expenses associated with the initial costs of marketing our products to corporations and developing our e-commerce web site. We cannot guarantee that we will ever be successful in generating revenues in the future. While they have no fixed costs, the revenues we generate from sourcing manufacturing are not likely to be a steady stream. Instead they are likely to be sporadic and irregular. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3.  If our business strategy is not successful, we may not be able to continue operations and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this Registration Statement, as of June 30, 2011 we had $45,430 in revenue, and have incurred accumulated losses of approximately $781 for the period from March 24, 2010 (inception) to June 30, 2011. All of our revenue came as a result of one transaction, which we cannot guarantee will recur often enough to provide sufficient cash flow to maintain our business and operations. Our business strategy may not be successful in addressing these issues. If we cannot continue operations, our stockholders may lose their entire investment in us.

4. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. While Messrs. Szender and Goldstein are officers of the Company, they are independent contractors who work for us on a part-time basis, and are not employees of the Company. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that our directors will devote between three and five hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required for our initial marketing and purchasing efforts. Additionally, Mr. Szender is in charge of our manufacturing sourcing business, and will devote time to it on an as-needed basis. Once our website is operational, and until such time as we are able to hire professional staff, we expect that Mr. Szender will take charge of procuring our yoga products in China, and Mr. Goldstein will take charge of managing sales. When we are fully operational, we anticipate that each of them will devote approximately 30 hours per week to our operations, with Mr. Szender devoting more hours at times to handle sourcing of manufacturing.

5.  We are heavily dependent upon our officers and directors. The loss of either Yehuda Smaya Szender or Ryan Goldstein, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Yehuda Smaya Szender, our President, Chief Executive Officer, Treasurer and Director, and of Ryan Goldstein, our Secretary and Director, whose knowledge and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need them, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement. In particular, our line of business outsourcing manufacturing is completely dependent upon Mr. Szender's skill, expertise and business contacts. We do not currently have employment agreements with Mr. Szender or Mr. Goldstein. While Messrs. Szender and Goldstein are officers of the Company, they are independent contractors who work for us on a part-time basis, and are not employees of the Company. We do not currently maintain key person life insurance for either Mr. Szender or Mr. Goldstein, and we do not currently anticipate being able to do so in the foreseeable future.

6.  We operate in a competitive market with limited personnel resources and a failure to attract and retain qualified employees could harm our ability to execute our business plan.

Our future success depends in part on our ability to identify, attract and retain qualified personnel. Competition for employees in our industry is intense, turnover is high, and we may not be successful in attracting and retaining such personnel. If we are unable to attract, assimilate and retain additional employees with the necessary skills, we may not be able to grow or successfully operate our business.

Because our directors will manage our operations until such time as we can afford to hire professional managers, we do not expect to have to hire any key employees until such time as we have sufficient funding to do so.

7. We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for outsourcing manufacturing is quite competitive. It includes small operations like ours, and larger online operations like the one maintained at Alibaba.com. Starting an outsourcing business can be done by anyone who is in China and has access to manufacturers. It requires almost no capital. As a result, the market is highly competitive.

We believe that Mr. Szender, who is a westerner who lives in China and speaks Mandarin Chinese fluently, gives us a competitive advantage by both his language skills and his knowledge of and appreciation for Western ways. But there are many other competitors in the market who have these same advantages.

The yoga accessory market is also highly competitive.  There are several leading yoga mat brands such as yogasite.com, yogaaccessories.com, barefootyoga.com, gaiam.com, rei.com, and sunshineyoga.com. Additionally, absorbentprinting.com and inkhead.com sell yoga mats with corporate logs imprinted like we plan to sell, and halo.com sells corporate gifts with logos imprinted, although not yoga-specific gifts. Each of these companies (with the exception of halo.com with respect to yoga) is already established in the market place amongst yoga enthusiasts while our company is currently unknown. Competition may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. In addition, once we enter the yoga clothing markets we will compete directly against wholesalers and direct retailers of athletic accessories, including large, diversified accessory companies with substantial market share and established companies expanding their production and marketing of technical athletic accessories. We also face competition from wholesalers and direct retailers of traditional commodity athletic accessories, such as plain mats. Many of our competitors are large apparel and sporting goods companies with strong worldwide brand recognition, such as Lululemon Athletica, Inc., Nike, Inc. and Adidas AG, which includes the Adidas and Reebok brands. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do.

 Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our “grassroots” marketing approach, many of our competitors promote their brands primarily through traditional forms of advertising, such as print media and television commercials, and through celebrity athlete endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly in new markets than we can. Our competitors may also be able to increase sales by entering the promotional gift market, our intended target market. Many of our competitors have substantial resources to devote toward increasing sales in such ways. Currently, the large competitors mentioned in the previous paragraph do not participate in the corporate promotional gift market. If those competitors decide to begin selling yoga mats into the promotional gift market, they may be able to undersell us due to their superior resources and lower per unit costs.

In addition, because we own no patents or other exclusive intellectual property rights in the technology, fabrics or processes underlying our products, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrication techniques and styling similar to our products.

8. Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

All of our outsourced manufacturing will be performed outside the United States. All of our yoga products will be manufactured for us outside of the United States. The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. For example, under the provisions of the World Trade Organization, or WTO, Agreement on Textiles and Clothing, effective as of January 1, 2005, the United States and other WTO member countries eliminated quotas on textiles and apparel-related products from WTO member countries. In the beginning of 2005, China’s exports into the United States surged as a result of the eliminated quotas. In response to the perceived disruption of the market, the United States imposed new quotas, which were permitted to remain in place through the end of 2008. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

9.  If we are unable to obtain funding, our business operations will be harmed.

Our outsourcing business does not require funding. However, in order to open and operate our yoga product business we will need to obtain additional funding. Additionally, to the extent that we seek to expand in the future, the inability to raise the required capital will restrict our ability to expand, and may impair our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the Company to become dormant, or to be unable to start or expand the yoga product business. Currently, we do not have any arrangements or agreements to raise additional capital.

To date, we have raised $475 from our Directors, and we have earned $45,430 in consulting fees (before deducting expenses of approximately $20,000). We will still need an additional amount of approximately $40,000 in order to operate our yoga product business for the first year, which we hope to raise in this Offering. But we will still need an additional $100,000 for expanding operations to include accessories other than yoga mats. We hope to obtain additional funding from any or all of operations, including consulting fees from our manufacturing outsourcing business, proceeds of future equity issuances, loans from our directors (who are under no obligation to, and have not undertaken to provide loans), or if available, loans from commercial banks, but we do not know whether we will be able to obtain that funding. Such additional funding may result in your proportionate share in the Company being diluted.

Additionally, while we hope to fund our operations from cash flow after the first year, there can be no assurance that this will be possible. Moreover, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations that are sufficient to sustain us. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

Our directors may loan the company money from time to time on terms that are customary for directors and officers lending money to their companies. Our directors have not committed to do so.

11.  Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our two directors, who are also our sole officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Under the Sarbanes Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations requires significant management time, places significant additional demands on our finance and accounting staff (which, as noted, currently consists of our two officers and directors), and on our financial, accounting and information systems, and increases our insurance, legal and financial compliance costs.

12. Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on a combination of copyright, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

13. Our proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

Our success depends in part on our ability to successfully sell yoga items into the promotional gift industry. We believe that our proprietary rights will have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We cannot assure you that obstacles will not arise as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.

We currently own the exclusive right to use the domain name “Geltology.com” relating to our brand. We may be unable to prevent third parties from acquiring and using domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our brand, and make it more difficult for users to find our website.

14. We rely on third-party suppliers to provide fabrics for and to produce our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed by third parties and may be available, in the short-term, from only one or a very limited number of sources. Currently, we have only one supplier, Shanghai Eversuccess Industries Ltd. who is manufacturing mats for us.

If we experience significant increased demand, or need to replace an existing supplier, there can be no assurance that additional supplies of fabrics or raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient capacity to us in order to meet our requirements or fill our orders in a timely manner. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

In addition, there can be no assurance that our suppliers will provide fabrics and raw materials or manufacture products that are consistent with our standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs.

15. We do not have long-term contracts with our suppliers, and accordingly face significant disruptions in supply from our current sources.

We do not have a long-term formal written agreement with Shanghai Eversuccess Industries Ltd., and typically transact business with Shanghai Eversuccess Industries Ltd., on an order-by-order basis. Because our operations are based on timing our orders so as not to hold items in inventory, there can be no assurance that Shanghai Eversuccess Industries Ltd., will have manufacturing capacity available when and if we need it, nor, in the event of a disruption, that we would be able to locate an alternative supplier of comparable skill and quality at an acceptable price, or at all. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Any delays, interruption or increased costs in the manufacture of our products arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

16. Our outsourcing business is dependent upon 'word of mouth' and we cannot ensure that we will have outsourcing opportunities on a regular basis.

Our outsourcing business   is dependent upon ‘word of mouth’ advertising. While Mr. Szender has seven-years’ experience in the field, business may be sporadic from time to time. We cannot give assurances that the outsourcing business will consistently provide a sufficient or steady source of income.

RISKS RELATING TO OUR COMMON SHARES

17.  We may issue additional common shares in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, of which 4,750,000 shares are issued and outstanding and 9,750,000 will be outstanding, assuming that this Offering is fully subscribed. The future issuance of additional shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

18.  FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

19.  Our common shares will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

20.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the FINRA Over the Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over the Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

There is no assurance that a market maker will file an application for quotation of our stock, or that, if filed, such an application will be accepted. Even if an application by a market maker for quotation of our common stock on the Over The Counter Bulletin Board is filed and accepted, a market for our common stock may not develop or be sustained.

21.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

22.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

23.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

24.  Because some of our officers and directors are located in non-U.S. jurisdictions, you may have limited effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

Some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against those officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

25.  If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

26.  Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. Thirty-three states have what is commonly referred to as a “manual exemption” for secondary trading of securities. In these states, so long as the issuer obtains and maintains a listing in Mergent, Inc.’s or Standard and Poor’s Corporate Manual, secondary trading of common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona. Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. Ten states provide for an exemption for non-issuer transactions in outstanding securities effected through a registered broker-dealer when the securities are subject to registration under Section 12 of the Securities Exchange Act of 1934 for at least 90 days (180 days in Alabama). These states are: Alabama, Colorado, District of Columbia, Illinois, Kansas, Missouri, New Jersey, New Mexico, Oklahoma, and Rhode Island. However, in other states, investors may not be able to purchase and sell our securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

27.  Delaware law and our charter may inhibit a takeover

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

28.  Voting control of our common stock is possessed by Yehuda Smaya Szender and Ryan Goldstein. This concentration of ownership could discourage or prevent a potential takeover of Geltology Inc. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Yehuda Smaya Szender, our President, Chief Executive Officer, Treasurer and Director, who was issued 3,750,000 shares of our common stock for $375, and by Ryan Goldstein our Secretary and Director, who was issued 1,000,000 shares of our common stock for $100. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Yehuda Smaya Szender and Ryan Goldstein have the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock.

29.  Our bylaws provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our bylaws and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

30.  If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an ‘‘automated quotation system’’ and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. None of our currently outstanding shares of Common Stock have been held for one year or more, and none of those shares is held by a non-affiliate. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering price of $0.02 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $25,000 for legal, accounting, and other costs in connection with this offering. The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

PERCENT OF NET PROCEEDS RECEIVED

	40%	60%	100%
Shares Sold	2,000,000	3,000,000	5,000,000
Gross Proceeds	$40,000	$60,000	$100,000
Less Offering Expenses	$(25,000)	$(25,000)	$(25,000)
Net Offering Proceeds	$15,000	$35,000	$75,000

The Use of proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. We plan to use the proceeds for the establishment of our yoga operations; and, depending on the amount of funds raised for marketing, travel and for the design and development of our web site as below. All amounts listed below are estimates. We do not plan to use any of the proceeds of this offering for our outsourcing business.

Amount raised	$40,000	$60,000	$100,000
Legal and Accounting	$25,000	$25,000	$25,000
Travel in China	$4,000	$8,400	$19,000
Web Site Design	$0	$2,500	$3,000
Web Site Development	$0	$0	$2,500
E-Commerce software	$0	$0	$2,000
Initial 100 yoga mats	$330	$330	$330
Graphic Design	$1,500	$2,800	$3,000
Printing of Flyer	$2,000	$2,400	$3,500
Advertising/distributing flyers	$2,300	$8,000	$30,000
Computer/Fax/	$1,000	$2,200	$2,200
Travel in NYC -	$3,800	$8,000	$8,000

Total Estimated Expenses	$39,930	$59,630	$98,530

Our offering expenses are comprised of legal and accounting expenses and printing costs. Our officers and directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. In the event that we do not raise the entire amount we seek to raise, and are unable to generate revenues to raise that amount, then we may cut back on some of the costs (such as advertising, travel and website design and development), or we may attempt to raise additional funds via private placements or sales of securities to or loans from our directors in order to make up any shortfall. We do have any agreements in place with our directors to provide loans to the company if needed. If necessary, we may also attempt to find additional consulting work in order to obtain additional funds. We do not intend to use the proceeds to finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this Registration Statement, the Company will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors, who will have little ability to influence these decisions.

DETERMINATION OF OFFERING PRICE

The Company will be offering the shares of common stock being covered by this prospectus at a price of $0.02 per share. The offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our common stock was unilaterally determined solely by our Board of Directors.

The facts we considered in determining that offering price were our financial condition and prospects;

our limited operating history;

the general condition of the securities market; and

Management’s informal prediction of demand for securities such as the shares of common stock.

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 17, the Management’s Discussion and Analysis or Plan of Operation section beginning on page 20, and those discussed elsewhere in this prospectus.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

There is currently no public or other market for our Common Stock, and we can not guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with FINRA on our behalf so as to be able to quote the shares of our Common Stock on the over-the-counter bulletin board (the “OTCBB”) maintained by FINRA. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application, or that such an application, if filed, will be accepted.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, with a par value of $0.0001 per share. As of August 30, 2011, there were 4,750,000 shares of our Common Stock issued and outstanding. Our shares are held by two (2) stockholders of record.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. The following table represents the related Dilution.

Shares Sold	5,000,000
Gross Proceeds less offering Expenses	75,000
Historical Net Tangible Book Value	(16,806)
Historical Net Tangible Book Value Per Share	(0.0035)
Increase per share to existing Shareholders	(0.0059)
Dilution Per Share to New Shareholders	(0.0140)
Dilution Percentage to New Shareholders	70.16%

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on March 24, 2010. We are a development stage company and from our inception to date, we have generated only $45,430 in consulting revenue, which revenue came from one transaction by our outsourcing business, which matches factories in China with western companies looking to manufacture goods in China. Our outsourcing business is not limited to the promotional gift or athletic apparel markets. We hope to generate consulting business of this nature from time to time, when interested customers approach us through our contacts.

Our yoga business’ mission is to promote yoga and to provide a product line of yoga accessories to corporations and other organizations as a “promotional item,” in order to help our customers’ clients/employees/company send a positive, healthy, and well-being message. Our target audience is corporations looking to purchase health related promotional give-away items for their employees, clients etc. Geltology is committed to delivering quality yoga products. We initially intend to initially focus our sales and marketing efforts on what we believe to be the most used yoga item, the yoga mat.

We have never declared bankruptcy, have never been in receivership, and we have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has our Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We do not currently have sufficient capital to operate our yoga business, and we will require additional funding in the future to sustain our yoga operations. Additionally, if we raise less than $40,000 in this Offering, we will have to seek additional funding in order to fund our initial yoga operations, which include marketing, design and programming of our e-commerce web site, and eventual entrance into yoga clothing. Our outsourcing business does not require additional funding.There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our yoga business. There is no assurance that we will ever be able to raise financing.

Our offices are currently located at 54 West 16th Street Suite 10bNew York, New York 10011. The space in which our offices are located is owned by Mr. Goldstein, and he provides it to us free of charge. Our telephone number is 1-888-841-2841. We have reserved http://www.geltology.com for our future web site.

OUR OUTSOURCING BUSINESS
Our outsourcing business is mostly a word-of-mouth business. Based upon Mr. Szender’s seven years of experience operating the business of matching Chinese manufacturers with customers in the United States and the European Union on his own, approximately 50% of the customer come from the United States and 50% come from the European Union.

Because the business operates on a word-of-mouth basis, we do not advertise this business and we do not anticipate advertising this business in the future.

There is no one customer who is significant to our outsourcing business and no outsourcing customer would be difficult to replace if we lost that customer. While we have completed only one outsourcing transaction since commencing this business in January 2011, Mr. Szender completed approximately 4-5 such transactions on average per year during the course of the previous seven years.

Our main competition consists of large internet-based companies like AliBabba.com, and many small outsourcing agencies, who are based in China, and who can and do offer similar services to what we offer.  We believe that our competitive advantage is that Mr. Szender speaks Mandarin Chinese fluently, and yet because he was born and grew up in Israel, he is also familiar with the buyers’ western culture.

Typically, we are paid by the buyer for our services.  That way our goals are aligned.

As part of our outsourcing services, we conduct quality control for goods manufactured for our buyers. This provides an extra layer of protection for our buyers.

There are currently no tariffs or trade restrictions that affect our business.  The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. We anticipate that we will be able to adjust our prices in response to any such tariffs and that therefore they will not have a material adverse effect on our outsourcing business.

Based on Mr. Szender’s past experience, we estimate that approximately 50% of our business will come from the United States and 50% will come from the European Union.  Because of the nature of the business, over the short-term one or more clients may constitute a significant percentage of this business, but over the longer term, we do not foresee any client constituting a significant percentage of this business.

The type of product being manufactured has no effect on our pricing or profits. Typically, our fees for each project will be negotiated on a project-by-project basis. Some projects may be priced based on the quantity produced, while others may be priced based upon the amount of time we spend on the project.

We do not enter into formal contracts with our customers. We send them an invoice for services rendered.

We do not have any arrangements with any particular manufacturers. We choose manufacturers based on quality and price. There are many manufacturers of all sorts in China, so we are not dependent on any one or more manufacturers.

Mr. Szender has undertaken to us that for so long as he is a director, officer or 5% shareholder in our company, he will conduct outsourcing business only through our company.

OUR YOGA BUSINESS

INDUSTRY BACKGROUND

According to the American Yoga Association, yoga dates back “more than 5,000 years” and expresses an individual’s “desire for greater personal freedom, health and long life, and heightened self-understanding1.” Yoga is a scientific system of physical and mental practices that originated in India,2 whose purpose is to help each person achieve his or her highest potential, and to experience enduring health and happiness. Yoga actually includes several variations, or schools of practice. Regardless of the type of yoga practiced, some basic principles are found throughout. The American Yoga Association focuses on three main structures:

•	Exercise

•	Breathing

•	Meditation

According to a 2008 estimate by the Yoga Journal, approximately 15.8 million people practice yoga in the United States, with another 18.3 million saying they are “very or extremely interested in yoga. 3” This represents a significant increase from an earlier study in 2004, which reported only one-third of these totals. Another 4.1% (approximately 9.4 million people) say that they “will definitely try yoga within the next year. 4”

Of the 15.8 million people who regularly include yoga in their lives, the study found that the household income of 44% were above $75,000 per year, that 27% have one or more postgraduate degrees and that 71.4% reported themselves as being “college educated.”

Further, a study funded by the American Council on Exercise found that “the women who practiced hatha yoga three days per week, showed significant improvements in their flexibility, muscular strength, endurance and balance, compared to the non-yoga group5.” Hatha Yoga is a system of yoga introduced by Yogi Swatmarama, a sage of 15th century India, and compiler of the Hatha Yoga Pradipika. In this treatise Swatmarama introduces hatha yoga as preparatory stage of physical purification that the body practices for higher meditation. Hatha yoga is what most people in the Western world associate with the word "yoga" and is most commonly practiced for mental and physical health.

Because yoga requires time, patience and focus, it may present a stimulating challenge to many people who are rushing to work, school and important appointments that often do not have enough time to improve or maintain their physical fitness.

1 http://www.americanyogaassociation.org/general.html
2 http://www.specialyoga.com
3 http://www.boomer-living.com/2010/01/more-and-more-boomers-are-turning-to-yoga/
4 http://www.boomer-living.com/2010/01/more-and-more-boomers-are-turning-to-yoga/
5 http://www.health-womens-healthy-living-goals.com/video-yoga.html

While promoting the practice of yoga, Geltology is focusing its efforts on entering the US workplace promotional gift industry. The management of companies across the United States has recognized the positive effects of corporate wellness programs on, and the benefits they have for employees. Studies have documented that healthy workers save money for their employers by saving their employers on health insurance costs. As a result, companies across the United States have been instituting corporate wellness programs. For example, an American Institute for Preventative Medicine study found that 62 percent of all companies offer some type of corporate wellness program.6

In order to distinguish itself among the hundreds of promotional gift items given away in the promotional gift industry Geltology’s niche is the health conscious market, specifically the yoga market. Initially, we will focus on yoga mats, allowing our customers to brand yoga items with their corporate logos. Later, if we are successful, we may focus branding our customers’ corporate logos on other clothing and accessories used while engaging in yoga.

About Yoga

Yoga refers to traditional physical and mental disciplines that originated in India. Yoga is associated with meditative practices in Hinduism, Buddhism and Jainism.

The word yoga means "union" in Sanskrit, the language of ancient India where yoga originated. We can think of the union occurring between the mind, body and spirit.

What is commonly referred to as "yoga" can be more accurately described by the Sanskrit word asana, which refers to the practice of physical postures or poses.

Asana is only one of the eight "limbs" of yoga, the majority of which are more concerned with mental and spiritual well being than physical activity. In the West, however, the words asana and yoga are often used interchangeably.

Many people think that yoga is just stretching. But while stretching is certainly involved, yoga is really about creating balance in the body through developing both strength and flexibility. This is done through the performance of poses or postures, each of which has specific physical benefits. The poses can be done quickly in succession, creating heat in the body through movement (vinyasa-style yoga) or more slowly to increase stamina and perfect the alignment of the pose. The poses are a constant, but the approach to them varies depending on the tradition in which the teacher has trained.

Yoga teachers will often refer to "your practice," which means your individual experience with yoga as it develops over time. The amazing thing about yoga is that your practice is always evolving and changing, so it never gets boring. Although the poses themselves do not change, your relationship to them may change. Anyone can start a yoga practice, even if you don't feel like you are very flexible or very strong. These things will develop over time. Another thing about thinking about "your practice" is that it encourages the noncompetitive spirit of yoga. One of the most difficult, but ultimately most liberating things about yoga is letting go of the ego and accepting that no one is better than anyone else. Everyone is just doing their best on any given day.

In addition to practicing the poses, yoga classes may also include instruction on breathing, call and response chanting, meditation, or an inspirational reading by the teacher. The variety and amount of this will depend on the individual teacher and the yoga tradition in which he or she has trained. Typically, a yoga class at a gym will be more focused on the purely physical benefits of yoga, while one at a yoga center may delve more into the spiritual side. Some people find that the physical practice of yoga becomes a gateway into a spiritual exploration, while others just enjoy a wonderful low-impact workout that makes them feel better physically.7

Basic yoga equipment includes comfortable, breathable clothing, and a yoga mat, which is also called a sticky mat. The mat helps define your personal space, but more importantly, it creates traction for your hands and feet so you don’t slip, especially as you get a little sweaty. The mat also provides a bit of cushioning on a hard floor. Most studios have mats for rent, usually for a dollar or two per class. The disadvantage to these mats is that lots of people use them and you can't be sure how often they are being washed.8

The Product

We will focus on selling yoga mats to corporations to be used by them as promotional gift items for employees or customers.  We are focusing specifically on mats because the mat is the most used and most recognizable consumer item that relates to yoga. If we are successful in establishing ourselves as a supplier of yoga mats to corporations as part of their promotional gift giveaways, we will consider expanding to other yoga items embossed with our clients’ logos, such as clothing and accessories.

A yoga mat embossed with a corporate name or logo is a useful gift, which promotes exercise, and, we believe, makes a statement that the corporation that is presenting it wishes to promote a health conscious lifestyle for its employees, customers and suppliers.

We will initially offer only one type of yoga mat with the following characteristics only:

Material: EVA foam, density: 65kg/m3
Mat size: 173x60x0.4cm

6 (http://www.livestrong.com/article/118252-workplace-wellness-program-trends/)
7 http://yoga.about.com/od/beginningyoga/a/whatisyoga.htm
8 http://yoga.about.com/od/yogagear/a/basicyogagear.htm

Mat color: request Pantone,
Mat Packing: 1pc with 2 elastic bands then shrink wrapped

Principle Markets and Marketing Strategy

Our marketing strategy will be to focus on corporations looking to give promotional gifts to their employees, clients and customers.

Initially we plan to start a grass-roots marketing campaign by contacting the heads of the purchasing and marketing departments and the heads of human resources at New York corporations. We intend to print up a one-page, four-color flyer, which we intend to mail to the appropriate persons at those corporations asking them to meet with our directors to hear our sales pitch. We intend to order 100 units of yoga mats, printed with the Geltology name and phone number, together with the slogan “order yoga mats with your corporate logo as a promotional give away item.” We intend to hand out these free yoga mats to the department heads during our sales meetings with them. We plan to convince these corporate clients to give their employees products that are health-related, which will be embossed with their own corporate logos. We plan to create an e-commerce website that will allow our customers to upload their logo in commonly used formats, to pick the color of their yoga mats, to pay for their orders via credit card, and to track their shipments.

Eventually, we hope that our web site will include a large list of promotional gift items, all focused on health-related products in the yoga field.

In the future, we intend to employ search engine optimization policy to promote our site ranking, and to be able to attract customers from outside the New York City area. Eventually we plan to use a variety of social media tools such as Twitter, LinkedIn and Facebook to increase coverage and minimize workloads.

We plan to locate New York City-based yoga instructors, whom we will ask to write yoga related articles for our web site. .We will offer these yoga professionals exposure to the corporations to whom we market our products. Eventually, we envision our site becoming a yoga resource, in which people can find local yoga instructors, yoga studios, and yoga accessories. We hope that this will promote traffic to our site, which may eventually allow us to sell our products to individual retail customers.

Our marketing messages will include a variety of themes that are important to our business. These message themes include:

▪	Focus on the health benefits of yoga.

▪	Report that an American Institute for Preventative Medicine study found that 62 percent of all companies offer some type of corporate wellness program.9

▪	Remind customers of the importance of using the right equipment while practicing yoga.

Initially, our directors and/or Officers will be responsible for the social media campaigns, web design and programming oversight, and for selling our products directly to corporations in the New York City area. Our Secretary, Ryan Goldstein has experience in web design and programming along with experience in online advertising. We anticipate these skills will be used to carry out our marketing plan.

Competition

Our competition consists mainly of other e-commerce sites as well as traditional stores where yoga mats are sold. The following are some of the larger yoga mat retailers on the internet:

www.yogasite.com
www.yogaaccessories.com
www.barefootyoga.com
www.gaiam.com
www.rei.com
www.sunshineyoga.com

Some sites that sell yoga mats with imprinted logos include:

http://www.absorbentprinting.com/health-and-beauty/health-wellness/exercise-yoga-mats/budget-yoga-mat-carrying-case
http://www.absorbentprinting.com/health-and-beauty/health-wellness/exercise-yoga-mats
http://www.inkhead.com/portable-exercise-mat/14924

All of the companies that operate these web sites are better known than we are, are much larger than we are and have much greater resources than we have.

Employees

We presently have no employees. All functions, including development, strategy, negotiations and clerical functions are currently being provided by our executive officers on a volunteer basis.

9 (http://www.livestrong.com/article/118252-workplace-wellness-program-trends/).

We will not hire or employ any employees until we have sufficient funding for them. Initially all work will be done by our directors and officers. We might offer freelance sales people a commission incentive on any product of ours they sell.  We have not set out a commission structure, and do not plan to do so until we locate a person or company that is interested in marketing our products.

All of our products will be manufactured for us outside of the United States. The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. For example, under the provisions of the World Trade Organization, or WTO, Agreement on Textiles and Clothing, effective as of January 1, 2005, the United States and other WTO member countries eliminated quotas on textiles and apparel-related products from WTO member countries. In the beginning of 2005, China’s exports into the United States surged as a result of the eliminated quotas. In response to the perceived disruption of the market, the United States imposed new quotas, which were permitted to remain in place through the end of 2008. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

We currently rely on a combination of copyright, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed by third parties and may be available, in the short-term, from only one or a very limited number of sources. Currently, we have only one supplier, Shanghai Eversuccess Industries Ltd. who is manufacturing mats for us. There are many suppliers of yoga mats in Asia. We believe that this company has the best quality at the best price. We believe that we could locate and negotiate a new arrangement with a new supplier in 30 days if necessary.

If we experience significant increased demand, or need to replace an existing supplier, there can be no assurance that additional supplies of fabrics or raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient capacity to us in order to meet our requirements or fill our orders in a timely manner. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

In addition, there can be no assurance that our suppliers will provide fabrics and raw materials or manufacture products that are consistent with our standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs.

We do not have a long-term formal written agreement with Shanghai Eversuccess Industries Ltd., and typically transact business with Shanghai Eversuccess Industries Ltd., on an order-by-order basis. Because our operations are based on timing our orders so as not to hold items in inventory, there can be no assurance that Shanghai Eversuccess Industries Ltd., will have manufacturing capacity available when and if we need it, nor, in the event of a disruption, that we would be able to locate an alternative supplier of comparable skill and quality at an acceptable price, or at all. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Any delays, interruption or increased costs in the manufacture of our products arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

DESCRIPTION OF PROPERTY

The Company uses office space owned by our President in New York City as our office space at no charge on a month to month basis. We have not paid any rent since incorporation. When and if our operations expand sufficiently to justify the expense of having our own space, we will look for an appropriate facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

For the period ended June 30, 2011, we had consulting revenues related to our outsourcing business of $45,430 from one transaction. The period ended June 30, 2011 is measured from inception, which was March 24, 2010.

Expenses were $46,113 in the period ended June 30, 2011. Approximately $16,500 of those expenses were related to this Offering.

For the period ended June 30, 2011 (from inception), we incurred a net loss of $683.

Liquidity and Capital Resources

We estimate that we will require approximately $40,000 for the next 12 months of operations, including the costs of establishing our website. We do not have sufficient resources to effectuate our current business plan. As of August 30, 2011, we had $7,987 available in cash. Depending upon how much we raise in this Offering, we expect to incur a minimum of $40,000 in expenses during the next 12 months of operations, including the following expenses:

Amount raised	$40,000	$60,000	$100,000
Legal and Accounting	$25,000	$25,000	$25,000
Travel in China	$4,000	$8,400	$19,000
Web Site Design	$0	$2,500	$3,000
Web Site Development	$0	$0	$2,500
E-Commerce software	$0	$0	$2,000
Initial 100 yoga mats	$330	$330	$330
Graphic Design	$1,500	$2,800	$3,000
Printing of Flyer	$2,000	$2,400	$3,500
Advertising/distributing flyers	$2,300	$8,000	$30,000
Computer/Fax/	$1,000	$2,200	$2,200
Travel in NYC -	$3,800	$8,000	$8,000

Total Estimated Expenses	$39,930	$59,630	$98,530

Additionally, $5,000 will be needed for general working capital.

Accordingly, we will have to raise the funds to pay for these expenses. We hope to obtain funding by raising money in this Offering. If we do not succeed in raising sufficient funds through the Offering, we may have to borrow money from our officers, or issue additional debt or equity securities. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Our officers and directors have not committed to lending us money. Unless we are able to make arrangements to raise additional funds, our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Plan of Operation

Our initial marketing strategy will focus on corporations in the New York City area that are looking to give promotional gifts to their employees, clients and customers. We plan to schedule meetings with purchasing agents, human resources professionals, corporate marketing officials and company fitness instructors (if there are such personnel) in order for us to present our product. Our main focus in these meetings will be to encourage companies to use our products when they need to set up company special events where items are given away as promotional gifts, such as:

•	Company sales kickoffs
•	Promotional award ceremonies
•	Holiday party gifts
•	Company fitness reward programs

Initially we plan to start a grass-roots marketing campaign by contacting the heads of the purchasing and marketing departments and the heads of human resources at New York corporations. We intend to print up a one-page, four-color flyer, which we intend to mail to the appropriate persons at those corporations asking them to meet with our directors to hear our sales pitch. We intend to order 100 units of yoga mats, printed with the Geltology name and phone number, together with the slogan “order yoga mats with your corporate logo as a promotional give away item.” We intend to hand out these free yoga mats to the department heads during our sales meetings with them. We plan to convince these corporate clients to give their employees products that are health-related, which will be embossed with their own corporate logos. We plan to create an e-commerce website that will allow our customers to upload their logo in commonly used formats, to pick the color of their yoga mats, to pay for their orders via credit card, and to track their shipments.

Eventually, we hope that our web site will include a large list of promotional gift items, all focused on health-related products in the yoga field.

In the future, we intend to employ search engine optimization policy to promote our site ranking, and to be able to attract customers from outside the New York City area. Eventually we plan to use a variety of social media tools such as Twitter, LinkedIn and Facebook. To increase coverage and minimize workloads, we plan to use timed messages. These are messages that can be scheduled in advance to appear at predetermined times that are intended give them maximum visibility in various time zones.

We plan to locate New York City-based yoga instructors, whom we will ask to write yoga related articles for our web site. We will offer these yoga professionals exposure to the corporations to whom we market our products. Eventually, we envision our site becoming a yoga resource, in which people can find local yoga instructors, yoga studios, and yoga accessories. We hope that this will promote traffic to our site, which may eventually allow us to sell our products to individual retail customers.

The messages themselves include a variety of themes that are important to our site and our business. These message themes include:

▪	Focus on the health benefits of yoga.

▪	The importance of using the right equipment while practicing yoga.

Each theme will be geared to the medium used. For example, for Twitter, these will include short posts (limited by the platform to under 140 characters) using our Twitter account @geltology.com.

Initially, our directors and Officers will be responsible for the social media campaigns.

We do not intend to carry any inventory. We plan to order products from the supplier in Asia after the clients order the products from us. This method of operations is known as “just-in-time” inventory techniques. When properly implemented, “just-in-time” inventory techniques ensure that orders are processed without the need for inventory storage or a warehousing, and that orders match supply requests one-to-one. In order to implement “just-in-time” inventory, we must immediately purchase items ordered from one of our suppliers and drop-ship to our client as soon as a purchase is made on our website and payment is confirmed.

In the next 12 months of operations, we plan on targeting corporations in the New York City area and offering our yoga mat as a promotional gift item. Until our e-commerce web site is completed, which we anticipate will happen by the end of the first quarter of 2012, we anticipate accepting orders by email. The next 12 months will be primarily devoted to creating a corporate customer base in the New York City area, and to developing the infrastructure to eventually grow the business throughout the continental United States. We anticipate being ready to begin processing our first orders by the end of the fourth quarter of 2011 from business generated by handing out or mailing our flyers to corporations in the New York City area. In the second year of operations, we plan to promote our web site outside the New York City area, thereby attracting customers in areas where we are not physically present.

During 2011 and 2012, we will strive to reach the following milestones:

▪	August – October 2011 - raise operating capital
▪	October-November 2011 - design corporate flyer and order initial promotional order of 100 yoga mats.
▪	November - December 2011 - locate web designer, mail flyers and start sales cycle with corporate decision makers in the New York metropolitan area.
▪
1st Quarter 2012 - begin sales, identify e-commerce software, web site programmer, and design and launch web site., identify and sign up local New York City yoga instructors to write articles for our web-site and to act as advisors to our company who will assist with future product ideas.

▪
2nd Quarter 2012 – locate suppliers of additional products for inclusion in our future promotional gift product line. Promote our web site on various social media tools. Reach out to additional yoga instructors throughout the country.

▪	3rd quarter 2012 – start sales throughout the country via our web site.

In 2011, we expect our sales to be minimal as we do not expect to have an operational web site until the end of the year

Our sales price to our customers will be based on order quantity with the minimum order quantity of 10 pieces.

Yoga Mat Pricelist
Cost/Mat	Sales Price/Mat
Drop Ship From China	10-100 Pieces	101-500	501- 1000	1000- 4000	4000+
$2.48 + shipping	$7.00+ shipping	$6.75+ shipping	$6.50+ shipping	$6.00+ shipping	$5.25+ shipping

Each yoga mat costs us $2.48 FOB China. We will contract with a shipping company in order to deliver the mats to the customers’ doors in the United States. We anticipate shipping costs will be less than $1 per mat, and have held discussions with two freight forwarding companies. We have not yet contracted with a shipping company.

Assuming that the pricing above is correct, our profit margin per piece is as follows:

•	10-100 pieces - $4.52 profit per unit
•	101-500 pieces - $4.27 profit per unit
•	501-1000 pieces - $4.02 profit per unit
•	1000-4000 pieces - $3.52 profit per unit
•	4000 or more pieces - $2.77 profit per unit

•
As our second year commences we plan to offer further yoga products to corporations as part of their promotional giveaways.  We may also offer to hold corporate yoga retreats in certain areas of the country.  Our secretary Ryan Goldstein will coordinate these retreats and we will market this to our existing client base.

Additional Equity Raises

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

We still do not have sufficient resources to effectuate our business plan. As of August 30, 2011, we had approximately $7,987 in cash. As noted above, we expect to incur a minimum of $40,000 in expenses during the next twelve months of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company in any such proceedings

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position
Mr. Yehuda Smaya Szender	24	President, CEO, Treasurer and Director
Mr. Ryan Goldstein	32	Secretary and Director

Mr. Szender has lived and worked in Shenzen, China since 2003 and is self-employed. Mr. Szender’s main responsibilities have included sourcing factories and products for US-based wholesalers and retailers. Since 2005, he has been the liaison between factories manufacturing gift items, such as low-end jewelry and gift boxes with US buyers. Since 2009, he has manufactured back to school items, in China, for the international retailer Carrefour. From 2004-09, Mr. Szender was also involved in the sourcing of electronic equipment for the international wholesale market for such companies as DXG Electronics and Skyworks.

Mr. Goldstein is currently completing his 200-hour yoga Instructor certification in New York City, and is hoping to attain his 500-hour training starting in the fall of 2012. Mr. Goldstein is an avid yoga practitioner who has been practicing yoga since 2007. From 2006 to present, he has been an independent real estate broker in Manhattan. In 2004-05, he was a licensed real estate broker at the Halstead Property Group, in New York City. From 2003-04, he was the principal and owner of Vertical Dwellings a New York City-based, licensed real estate agency. In 2001-02, he was a licensed real estate broker at the Metropolitan Property Group in New York City.

From 2006 to 2008, Mr. Goldstein was President and Director of Lightview, Inc., a Nevada corporation.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries, or has a material interest adverse to the Company or to any of its subsidiaries.

Each director of the Company serves for a term of one year or until his successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

It is expected that our directors will devote between three and five hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required until the website is operating. Once our website is operational, and until such time as we are able to hire professional staff, we expect that Mr. Szender will take charge of procuring our products in China, and Mr. Goldstein will take charge of managing sales from our website. At that time, each of them will devote approximately 30 hours per week to our operations.

While Messrs. Szender and Goldstein are officers of the Company, they are independent contractors who work for us on a part-time basis, and are not employees of the Company.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Weinberg & Baer, LLC.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. Our directors and officers have orally committed to us that in making management decisions, they will act in accordance with the State law requirements of a duty of loyalty and a duty of care, as a reasonably prudent businessman would act, until such time as we are able to recruit independent directors. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

During the six months ended June 30, 2011 consulting and management fees of $25,500 were paid or accrued to officers of the Company.

We have no employment agreements with any of our directors or executive officers.

During the period ended June 30, 2011 (from inception), no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them held unexercised stock options as of June 30, 2011. We have no long-term incentive plans.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2010 for services rendered to our Company in all capacities by our principal executive officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE
Name and principal		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All other Compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Yehuda Smaya Szender(1)	2010	0	0	0	0	0	0	0	0
Ryan Goldstein(2)	2010	0	0	0	0	0	0	00	0

(1)	Yehuda Smaya Szender has been our President, Chief Executive Officer, Treasurer and Director since July 1, 2010.
(2)	Ryan Goldstein has been our Secretary and Director since March 25, 2010.

Outstanding Equity Awards

As of June 30, 2011, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

No compensation was paid to our directors during the year ended December 31, 2010.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2010 to our directors.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(j)
Yehuda Smaya Szender	0	0	0	0	0	0	0
Ryan Goldstein	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of August 30, 2011, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 4,750,000 shares of our common stock issued and outstanding as of August 30, 2011. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Geltology, Inc., 54 West 16th Street, Suite 10b, New York, New York 10011.

		Amount and Nature
Name of Beneficial		of Beneficial	Percent of
Owner	Title Of Class	Ownership	Class
Yehuda Smaya Szender (1)	Common	3,750,000	78.9
Ryran Goldstein (2)	Common	1,000,000	21.1
Directors and Officers as a Group (2 persons)	Common	4,750,000	100.0

(1) Our President, Chief Executive Officer, Treasurer and Director
(2) Our Secretary and Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

The shares that were issued to each of Mr. Szender and Mr. Goldstein were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4.2 of the Securities Act.

During the six months ended June 30, 2011 consulting and management fees of $25,500 were paid or accrued to officers of the Company.

The Company's secretary and director provides rent-free office space to the Company.

EXPENSES OF DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$9,000.00
SEC registration fee	$11.61
Legal fees and other expenses	$16,000.00
Total	$25.011.61

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 5,000,000 common shares.

The offering by us is a best efforts offering by our directors that will not utilize broker-dealers. The shares being offered by us are being offered through our directors pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934. We are offering the shares from time to time on a continuous basis, for up to 90 days from the date that this Registration Statement becomes effective, but we may terminate the offering at any time. We may not extend the offering. There is no minimum number of shares that we must sell.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved. There is no assurance that a market maker will file an application for quotation of our stock, or that, if filed, such an application will be accepted. Even if an application by a market maker for our common stock to be quoted on the OTC Bulletin Board is filed and accepted, a market for our common stock may not develop or be sustained.

The OTC Bulletin Board is maintained by the Financial Industry Regulatory Authority (FINRA). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of August 30, 2011, there were 4,750,000 shares of common stock issued and outstanding, which were held by two (2) stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities. There is no assurance that a market maker will file an application for quotation of our stock, or that, if filed, such an application will be accepted. Even if an application by a market maker for our common stock to be quoted on the OTC Bulletin Board is filed and accepted, a market for our common stock may not develop or be sustained.

Description of Securities

The following description of our capital stock is a summary.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0001, of which 4,750,000 shares are issued and outstanding as of August 30, 2011. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

Preferred Stock

We are not currently authorized to issue any shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

LEGAL MATTERS

Rimon Law Group, P.C. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Weinberg & Baer LLC, an independent registered public accountant, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

GELTOLOGY INC.

INDEX TO FINANCIAL STATEMENTS
JUNE 30, 2011

Financial Statements-

Balance Sheets as of June 30, 2011 and December 31, 2010	F-2

Statements of Operations for the Three and Six Months Ended
June 30, 2011 and 2010, and Cumulative from Inception	F-3

Statement of Stockholders’ Equity for the Period from Inception
through June 30, 2011	F-4

Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010, and Cumulative from Inception	F-5

Notes to Financial Statements	F-6

F-1

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF JUNE 30, 2011, DECEMBER 31, 2010

ASSETS
	As of	As of
	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$10,465	$377
Prepaid expenses	3,216	-
Deferred offering costs	16,500	-
Total current assets	30,181	377

Total Assets	$30,181	$377

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$30,487	$-
Total Current Liabilities	30,487	-

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 200,000,000 shares authorized;
4,750,000 shares issued and outstanding	475	475
Retained earnings (Deficit)	(781)	(98)

Total stockholders' equity (deficit)	(306)	377

Total Liabilities and Stockholders' Equity	$30,181	$377

The accompanying notes to financial statements are
an integral part of these statements.

F-2

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010,  AND CUMULATIVE FROM INCEPTION (MARCH 24, 2010)
THROUGH JUNE 30, 2011
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Cumulative
	June, 30	June, 30	June, 30	June, 30	From
	2011	2010	2011	2010	Inception

Revenues	$-	$-	$45,430	$-	$45,430

Expenses:
General and administrative-
Professional fees	449	-	3,538	-	3,538
Consulting fees	14,200	-	39,710	-	39,710
Filing fees	1,487		1,487		1,487
Other	106	-	1,378	-	1,476

Total general and administrative expenses	16,243	-	46,113	-	46,211

Income (Loss) from Operations	(16,243)	-	(683)	-	(781)

Provision for income tax (expense) benefit	2,319	-	-	-	-

Net Income (Loss)	$(13,924)	$-	$(683)	$-	$(781)

Earnings (Loss) Per Common Share:
Earnings (Loss) per common share - Basic and Diluted	$(0.00)	$-	$(0.00)	$-

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	4,750,000	1,000,000	4,750,000	989,796

The accompanying notes to financial statements are
an integral part of these statements.

F-3

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (MARCH 24, 2010)
THROUGH JUNE 30, 2011
(Unaudited)
			Retained
	Common stock		Earnings
Description	Shares	Amount	(Deficit)	Totals

Balance - at inception	-	$-	$-	$-

Common stock issued for cash ($0.0001/share)	4,750,000	475	-	475

Net (loss) for the period	-	-	(98)	(98)

Balance -December 31, 2010	4,750,000	475	(98)	377

Net (loss) for the period	-	-	(683)	(683)

Balance -June 30, 2011	4,750,000	475	(781)	(306)

The accompanying notes to financial statements are
an integral part of these statements.

F-4

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010,  AND CUMULATIVE FROM INCEPTION (MARCH 24, 2010)
THROUGH JUNE 30, 2011
(Unaudited)

	Six Months Ended	Six Months Ended	Cumulative
	June, 30	June, 30	From
	2011	2010	Inception

Operating Activities:
Net (loss)	$(683)	$-	$(781)
Adjustments to reconcile net (loss) to net cash
provided by operating activities:
Changes in net assets and liabilities-
Prepaid expenses	(3,216)		(3,216)
Deferred offering costs	(16,500)		(16,500)
Accounts payable and accrued liabilities	30,487		30,487

Net Cash Provided by (Used in) Operating Activities	10,088	-	9,990

Investing Activities:	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Proceeds from common stock	-	-	475

Net Cash Provided by Financing Activities	-	-	475

Net (Decrease) Increase in Cash	10,088	-	10,465

Cash - Beginning of Period	377	-	-

Cash - End of Period	$10,465	$-	$10,465

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

F-5

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Getlology Inc. (the “Company”) was incorporated under the laws of the State of Delaware on March 24, 2010. The Company provides consulting services to match factories in China with western companies looking to manufacture goods in China. The business plan of the Company is to expand and become a leading provider of promotion gift items and ideas with the health and wellness concept related to yoga. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Earnings per Common Share

Basic earnings per share is computed by dividing the net income attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended June 30, 2011.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

F-6

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of June 30, 2011, and December 31, 2010, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All non cancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of June 30, 2011, and December 31, 2010, and expenses for the periods ended June 30, 2011 and 2010, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2.Development Stage Activities

The Company is currently in the development stage, and has limited operations. The Company provides consulting services to match factories in China with western companies looking to manufacture goods in China. The business plan of the Company is to expand and become a leading provider of promotion gift items and ideas with the health and wellness concept related to yoga.

3. Common Stock

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

F-7

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 5,000,000 shares of newly issued common stock at an offering price of $0.02 per share for proceeds of up to $100,000. As of June 30, 2011, the Company had accrued $16,500 of legal and audit fees as deferred offering costs related to this capital formation activity.

4. Income Taxes

The provision for income taxes for the period ended June 30, 2011 (assuming a 15% effective tax rate) were as follows:

2011

Current Tax Provision:
Federal-
Taxable income	$-

Total current tax provision	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$157
Change in valuation allowance	(157)

Total deferred tax provision	$-

The Company had deferred income tax assets as of June 30, 2011 and December 31, 2010, as follows:

	2011	2010

Loss carryforwards	$180	$23
Less - Valuation allowance	(180)	(23)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the period ended June 30, 2011 and the year ended December 31, 2010 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of June 30, 2011, the Company had approximately $781 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire by the year 2031

The Company did not identify any material uncertain tax positions on tax returns that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits.

The Company will file income tax returns in the United States. All tax years are closed by expiration of the statute of limitations.

F-8

5.   Related Party Loans and Transactions

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

During the six months ended June 30, 2011 consulting and management fees of $25,500 were paid or accrued to officers of the Company.

The Company's president and director provides rent-free office space to the Company.

6. Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition—Milestone Method (ASU 2010-017). ASU 2010-017 provides guidance in applying the milestone method of revenue recognition to research or development arrangements. This guidance concludes that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements upon issuance of this guidance.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements (ASU No. 2010-06). ASU No. 2010-06 requires: (1) fair value disclosures of assets and liabilities by class; (2) disclosures about significant transfers in and out of Levels 1 and 2 on the fair value hierarchy, in addition to Level 3; (3) purchases, sales, issuances, and settlements be disclosed on gross basis on the reconciliation of beginning and ending balances of Level 3 assets and liabilities; and (4) disclosures about valuation methods and inputs used to measure the fair value of Level 2 assets and liabilities. ASU No. 2010-06 becomes effective for the first financial reporting period beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements of Level 3 assets and liabilities which will be effective for fiscal years beginning after December 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements: a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 establishes a selling-price hierarchy for determining the selling price of each element within a multiple-deliverable arrangement. Specifically, the selling price assigned to each deliverable is to be based on vendor-specific objective evidence (VSOE) if available, third-party evidence, if VSOE is unavailable, and estimated selling prices if neither VSOE or third-party evidence is available. In addition, ASU 2009-13 eliminates the residual method of allocating arrangement consideration and instead requires allocation using the relative selling price method. ASU 2009-13 will be effective prospectively for multiple-deliverable revenue arrangements entered into, or materially modified, in fiscal years beginning on or after June 15, 2010The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

F-9

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (ASU 2009-05). ASU 2009-05 provides guidance in measuring the fair value of a liability when a quoted price in an active market does not exist for an identical liability or when a liability is subject to restrictions on its transfer. ASU 2009-15 was effective for the Company beginning with the quarter ended December 31, 2009. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

7.Subsequent Events

Subsequent events have been evaluated through August 29, 2011, which is the date these financial statements were available to be issued.

F-10

GELTOLOGY INC.

INDEX TO FINANCIAL STATEMENTS
MARCH 31, 2011

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Geltology Inc.:

We have audited the accompanying balance sheets of Geltology Inc. (a Delaware corporation) as of March 31, 2011 and December 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the three months ended March 31, 2011 and 2010, year ended December 31, 2010, and from inception (March 24, 2010) through March 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geltology Inc. as of March 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for the three months ended March 31, 2011 and 2010, year ended December 31, 2010 and from inception (March 24, 2010) through March 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
May 15, 2011

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF MARCH 31, 2011, DECEMBER 31, 2010

	As of	As of
	March 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$30,309	$377
Prepaid expenses	3,216	-
Deferred offering costs	9,500	-
Total current assets	43,025	377

Total Assets	$43,025	$377

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$27,089	$-
Income taxes payable	2,319
Total Current Liabilities	29,408	-

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 200,000,000 shares authorized;
4,750,000 shares issued and outstanding	475	475
Retained earnings (Deficit)	13,142	(98)

Total stockholders' equity (deficit)	13,617	377

Total Liabilities and Stockholders' Equity	$43,025	$377

The accompanying notes to financial statements are
an integral part of these statements.

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010, YEAR ENDED
DECEMBER 31, 2010, AND CUMULATIVE FROM INCEPTION (MARCH 24, 2010)
THROUGH MARCH 31, 2011

	Three Months Ended	Three Months Ended	Year ended	Cumulative
	March, 31	March, 31	December, 31	From
	2011	2010	2010	Inception

Revenues	$45,430	$-	$-	$45,430

Expenses:
General and administrative-
Professional fees	3,089	-	-	3,089
Consulting fees	25,510	-	-	25,510
Other	1,272	-	98	1,370

Total general and administrative expenses	29,871	-	98	29,969
				-
Income (Loss) from Operations	15,559	-	(98)	15,461

Provision for income taxes	(2,319)	-	-	(2,319)

Net Income (Loss)	$13,240	$-	$(98)	$13,142

Earnings (Loss) Per Common Share:
Earnings (Loss) per common share - Basic and Diluted	$0.00	$-	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	4,750,000	857,143	3,421,378

The accompanying notes to financial statements are
an integral part of these statements.

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (MARCH 24, 2010)
THROUGH MARCH 31, 2011

			Retained
	Common stock		Earnings
Description	Shares	Amount	(Deficit)	Totals

Balance - at inception	-	$-	$-	$-

Common stock issued for cash ($0.0001/share)	4,750,000	475	-	475

Net (loss) for the period	-	-	(98)	(98)

Balance -December 31, 2010	4,750,000	475	(98)	377

Net income for the period	-	-	13,240	13,240

Balance -March 31, 2011	4,750,000	475	13,142	13,617

The accompanying notes to financial statements are
an integral part of these statements.

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010, YEAR ENDED
DECEMBER 31, 2010, AND CUMULATIVE FROM INCEPTION (MARCH 24, 2010)
THROUGH MARCH 31, 2011

	Three Months Ended	Three Months Ended	Year ended	Cumulative
	March, 31	March, 31	December, 31	From
	2011	2010	2010	Inception

Operating Activities:
Net (loss)	$13,240	$-	$(98)	$13,142
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Changes in net assets and liabilities-
Prepaid expenses	(3,216)			(3,216)
Deferred offering costs	(9,500)			(9,500)
Accounts payable and accrued liabilities	27,089			27,089
Income taxes payable	2,319			2,319

Net Cash Provided by (Used in) Operating Activities	29,932	-	(98)	29,834

Investing Activities:	-	-	-	-

Net Cash Provided by Investing Activities	-	-	-	-

Financing Activities:
Proceeds from common stock	-	-	475	475

Net Cash Provided by Financing Activities	-	-	475	475

Net (Decrease) Increase in Cash	29,932	-	377	30,309

Cash - Beginning of Period	377	-	-	-

Cash - End of Period	$30,309	$-	$377	$30,309

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

GELTOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Getlology Inc. (the “Company”) was incorporated under the laws of the State of Delaware on March 24, 2010. The Company provides consulting services to match factories in China with western companies looking to manufacture goods in China. The business plan of the Company is to expand and become a leading provider of promotion gift items and ideas with the health and wellness concept related to yoga. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Earnings per Common Share

Basic earnings per share is computed by dividing the net income attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended March 31, 2011.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of March 31, 2011, and December 31, 2010, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All non cancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 2011, and December 31, 2010, and expenses for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2. Development Stage Activities

The Company is currently in the development stage, and has limited operations. The Company provides consulting services to match factories in China with western companies looking to manufacture goods in China. The business plan of the Company is to expand and become a leading provider of promotion gift items and ideas with the health and wellness concept related to yoga.

3. Common Stock

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 5,000,000 shares of newly issued common stock at an offering price of $0.02 per share for proceeds of up to $100,000. As of March 31, 2011, the Company had accrued $9,500 of legal and audit fees as deferred offering costs related to this capital formation activity.

4. Income Taxes

The provision for income taxes for the periods ended March 31, 2011 and December 31, 2010 (assuming a 15% effective tax rate) were as follows:

	2011	2010

Current Tax Provision:
Federal-
Taxable income	$15,559	$-
Loss carryforwards	(98)	-
Net taxable income	$15,461	$-
Total current tax provision	$2,319	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$-	$23
Change in valuation allowance	-	(23)
Total deferred tax provision	$-	$-

The Company did not identify any material uncertain tax positions on tax returns that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits.

The Company will file income tax returns in the United States. All tax years are closed by expiration of the statute of limitations.

5.   Related Party Loans and Transactions

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

During the three months ended March 31, 2011 consulting and management fees of $25,500 were paid or accrued to officers of the Company.

The Company's president and director provides rent-free office space to the Company.

6.  Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition—Milestone Method (ASU 2010-017). ASU 2010-017 provides guidance in applying the milestone method of revenue recognition to research or development arrangements. This guidance concludes that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements upon issuance of this guidance.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements (ASU No. 2010-06). ASU No. 2010-06 requires: (1) fair value disclosures of assets and liabilities by class; (2) disclosures about significant transfers in and out of Levels 1 and 2 on the fair value hierarchy, in addition to Level 3; (3) purchases, sales, issuances, and settlements be disclosed on gross basis on the reconciliation of beginning and ending balances of Level 3 assets and liabilities; and (4) disclosures about valuation methods and inputs used to measure the fair value of Level 2 assets and liabilities. ASU No. 2010-06 becomes effective for the first financial reporting period beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements of Level 3 assets and liabilities which will be effective for fiscal years beginning after December 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements: a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 establishes a selling-price hierarchy for determining the selling price of each element within a multiple-deliverable arrangement. Specifically, the selling price assigned to each deliverable is to be based on vendor-specific objective evidence (VSOE) if available, third-party evidence, if VSOE is unavailable, and estimated selling prices if neither VSOE or third-party evidence is available. In addition, ASU 2009-13 eliminates the residual method of allocating arrangement consideration and instead requires allocation using the relative selling price method. ASU 2009-13 will be effective prospectively for multiple-deliverable revenue arrangements entered into, or materially modified, in fiscal years beginning on or after June 15, 2010The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (ASU 2009-05). ASU 2009-05 provides guidance in measuring the fair value of a liability when a quoted price in an active market does not exist for an identical liability or when a liability is subject to restrictions on its transfer. ASU 2009-15 was effective for the Company beginning with the quarter ended December 31, 2009. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

7.  Subsequent Events

Subsequent events have been evaluated through May 15, 2011, which is the date these financial statements were available to be issued.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V of our bylaws and Article VI of our certificate of incorporation provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company.

Securities and Exchange Commission registration fee	$11.61
Legal fees and miscellaneous expenses (1)	$16,000
Accounting fees and expenses (1)	$9,000
Total (1)	$25,011.61

(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On March 25, 2010, the Company issued 1,000,000 shares of common stock to a director of the Company, for a $100 subscription receivable. Payment was received in 2010.

On July 1, 2010, the Company issued 3,750,000 shares of common stock to a director of the Company, for a $375 subscription receivable. Payment was received in 2010.

The shares that were issued to each of Mr. Szender and Mr. Goldstein, were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4.2 of the Securities Act.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit Description
3.1        Certificate of Incorporation of Registrant*
3.2        By-Laws of Registrant*
4.1        Specimen Common Stock certificate*

5.1        Opinion of Rimon Law Group, P.C. regarding the legality of the securities being registered
23.1      Consent of Weinberg and Baer, P.C.
23.2      Consent of Rimon Law Group, P.C. (included in Exhibit 5.1)

* Previously filed

UNDERTAKINGS

Undertakings

(A) The undersigned Registrant hereby undertakes to:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the‘‘Calculation of Registration Fee’’ table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 31, 2011.

By: /s/ Yehuda Smaya Szender
Name: Yehuda Smaya Szender
Title: President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)

By: /s/ Ryan Goldstein
Name: Ryan Goldstein
Title: Secretary and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yehuda Smaya Szender, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 31, 2011
/s/ Yehuda Smaya Szender
Name: Yehuda Smaya Szender
Title: President, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer, Treasurer and Director

Date: August 31, 2011
/s/ Ryan Goldstein
Name: Ryan Goldstein
Title: Secretary and Director